Exhibit 10.1

[FINAL EXECUTION COPY]

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) by and between Benjamin W. Schall (“you” and words of similar import, or “Executive”) and AvalonBay Communities, Inc., a Maryland corporation (“we” and words of similar import, or “AvalonBay” or the “Company”), is made as of the later date of the two signatures affixed on the signature page hereto (provided delivery of this Agreement or a counterpart thereof to the other party is made on such date).

WHEREAS, Executive and the Company desire to enter into an employment agreement, effective as of the date of execution of this Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows.

1.            Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for a period commencing on a mutually agreeable date on or before February 1, 2021 (the date of employment commencement being hereinafter referred to as the “Start Date”) and terminating on the third anniversary of the Start Date, unless earlier terminated as provided in Section 7 (the “Employment Term”). If not earlier terminated, the Employment Term shall expire at midnight on the last day of the Employment Term without need for advance notice of any kind, after which Executive will remain employed in his then current role as an employee at will without the benefit or burden of this Agreement (other than with respect to those provisions which survive expiration or termination of the Employment Term as provided herein) but subject to other policies of AvalonBay and other agreements he may have entered into before such date, including but not limited to agreements relating to equity awards.

For the purpose of clarity, it is noted that a termination of employment upon or following the expiration of the Employment Term upon the third anniversary of the Start Date shall in no event be deemed a termination without Cause or give rise to a right by Executive to terminate his employment for Good Reason, except to the extent provided in existing Company policies or other agreements between the parties so providing. References herein to the “expiration” of the Employment Term shall mean the end of the full three-year period beginning on the Start Date and shall apply only if Executive’s employment has continued throughout that three year period.

2.            Employment Duties.

(a)           During the Employment Term, Executive shall be employed in the business of the Company and its affiliates. On the Start Date, Executive shall serve as a corporate officer of the Company with the title of President. In the performance of his duties, Executive shall be subject to the direction of (a) the Board of Directors of the Company (the “Board”) and any committee thereof, and (b) the Chief Executive Officer of the Company (“CEO”), to whom he shall directly report, and Executive shall not be required to take direction from or report to any other person. As President, Executive’s duties, authority and responsibilities shall be consistent with the duties, authority and responsibilities normally commensurate with such position and title (and the Company’s Chief Investment Officer, Chief Operating Officer and Executive Vice President-Development and Construction (the “Line Executives”) shall report to Executive), except that the Chief Financial Officer (“CFO”) and the Executive Vice President – General Counsel (“General Counsel”) shall not report to you and shall instead report to the CEO.

On or about January 1, 2022 but in all events no later than March 31, 2022, the Company shall promote you to the position and title of Chief Executive Officer. As CEO, you will be the most senior officer in the Company in charge of all day to day operations, with all business and support lines reporting directly or indirectly to you through the Line Executives, the CFO and the General Counsel and/or through other executive or senior officers who may report to you from time to time. At such time as you are promoted to the position of CEO, it is anticipated that the now current CEO may become Executive Chair of the Board, an officer position, with a role to be determined; assumption of the role of Executive Chair by the now current CEO will not be a violation of this Agreement or give rise to a right by you to terminate this Agreement for Good Reason (as defined below) so long as you remain the sole CEO, report directly to the full Board and not the Executive Chair, and are the most senior officer of the Company in charge of day to day operations with all duties and responsibilities commensurate with the title.

The Board has adopted, or promptly after the execution of this Agreement will adopt, a resolution that appoints you to the Board effective upon the Start Date. It is noted that the Board’s failure to renominate you for election to the Board shall give rise to your right to terminate your employment for Good Reason, as hereafter defined. You agree that you shall recuse yourself, if requested by the Lead Independent Director or the chair of a committee of the Board, from portions of Board or Board committee meetings at which your job performance, continued employment or compensation are discussed and assessed by the Board or a committee of the Board.

(b)           Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his working time and efforts to the performance of his duties under this Agreement, and Executive shall not assume the title of, or perform the role of, an officer, director, employee or advisor to any other entity or organization without the approval of the Board, provided that the foregoing shall not apply to religious, charitable or other community or non-profit activities. Executive shall also be permitted to own no more than two (2) percent of the shares of any publicly traded company without violation of this section.

(c)           In performing his duties hereunder, Executive shall be available for reasonable travel as the needs of the business and his role require and the Company shall reimburse Executive for the cost of such travel in accordance with and subject to Section 4(a). Executive shall be based in the Company’s Arlington, Virginia headquarters (or otherwise in the Washington Baltimore, DC-MD-VA-WV Consolidated Metropolitan Statistical Area as defined by the U.S. Census Bureau (“Metropolitan D.C.”)). You agree to relocate your permanent residence to within daily commuting distance of the Company’s current Arlington, VA headquarters no later than August 1, 2021; you shall be permitted to partially telecommute from an area outside of such daily commuting distance until such relocation. You will be entitled to receive the relocation reimbursements and benefits described in Appendix A hereto, subject to the rules and limitations stated therein.

3.            Compensation/Benefits. In consideration of Executive’s services hereunder, the Company shall provide you with a base salary, annual cash bonus opportunity, annual restricted stock opportunity, and multiyear performance-based awards; the annual base salary rate, in addition to the other items at their stated target values (in aggregate, the “Total Compensation Target”), will initially total $7,500,000. During the Employment Term, your Total Compensation Target will be reviewed annually by the Compensation Committee of the Board and adjustments may be made thereto in the discretion of the Compensation Committee of the Board or by vote of a majority of the independent directors of the Board who qualify for service on the Compensation Committee (referred to jointly herein as the “Compensation Committee”), provided that (a) your annual base salary rate will not be less than $1,000,000, (b) your annual target cash bonus will not be less than $1,500,000 (unless due to the number of payroll periods your base salary earned during the year is less than $1,000,000, but this will not apply for 2021 if your Start Date is on or before February 1, 2021) and (c) your Total Compensation Target will not be less than $7,500,000. Your Total Compensation Target may be raised in the sole discretion of the Compensation Committee. This does not take into account other routine forms of compensation and benefits as may be available from time to time at the Company, such as the Company’s current 401(k) match, insurance benefits, employee stock purchase plan, and deferred compensation plan. The components of your initial Total Compensation Target and additional details regarding their terms and calculation are described below:

(a)           Base Salary. Commencing with your Start Date you shall earn a base salary ("Base Salary") paid initially at the annual rate of $1,000,000 payable in accordance with the Company’s normal business practices, which is currently every two weeks. Your Base Salary shall be reviewed annually by the Compensation Committee.

(b)          Annual Cash Bonus. Your annual target cash bonus will initially be 150% of base salary earnings earned during the year, which is $1,500,000 using your initial annual base salary figure, except that for service in 2021 your target cash bonus will be a fixed $1,500,000 (rather than based on base salary earnings during the year) so long as your Start Date is on or before February 1, 2021. Actual achievement of the cash bonus (i.e., the dollar value earned) in respect of a year is based on the overall financial performance of the Company and your individual work performance as determined by the Compensation Committee. The cash bonus components for you will initially be weighted 80% to corporate and 20% to individual performance, and such weighting shall be reviewed annually by the Compensation Committee. Annual cash bonuses for each year are typically paid at the beginning of March of the following year after performance in the prior year is determined and approved by the Compensation Committee. You must be employed by the Company on the payment date to remain eligible to receive an annual cash bonus in respect of the prior year’s service except as otherwise provided in Section 7(h)(ii).

(c)           Annual Restricted Stock Bonus. Your annual target restricted stock bonus value will initially be at the annual rate of $1,250,000 (with no proration for 2021 if your Start Date is on or before February 1, 2021) with actual achievement of the stock bonus (i.e., the dollar value earned) determined by the Compensation Committee’s assessment of performance against a mix of business unit metrics to be determined by you and the CEO and approved by the Compensation Committee at the beginning of each year (or, with respect to 2021, as soon as practicable following your Start Date). The number of restricted shares that you are granted in respect of a year’s performance will be determined by starting with your target dollar value. This value will then be increased or decreased depending upon the Compensation Committee’s assessment of performance against the established business unit metrics as determined by the Compensation Committee early the following year. The actual award value is then converted into restricted stock that is granted to you using the AvalonBay common stock closing price on the day that our Compensation Committee approves restricted stock grants in respect of that year’s performance (generally this is done at a Compensation Committee meeting within 60 days after year end). You must be employed by the Company on the payment date to receive an annual restricted stock grant in respect of the prior year’s service except as otherwise provided in Section 7(h)(ii) with respect to a cash payment on account thereof.

Annual restricted stock grants are subject to the terms of our standard restricted stock agreement that is in effect at the time of grant and our Second Amended and Restated 2009 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The restricted shares vest in three equal installments (subject to rounding) over approximately three years, with the first third vesting on March 1 following the year of grant, provided you are employed by the Company on the vesting date, except as otherwise provided herein For example, for 2021 service, your annual restricted stock grant, as determined by the Compensation Committee in early 2022, would be made in or around February 2022, with the first installment vesting on March 1, 2023 and the two remaining installments vesting on March 1, 2024 and March 1, 2025. At the present time, our standard restricted stock agreement terms as used for our most recent awards, and variations that will apply on account of this Agreement for you during the Employment Term (as indicated in italicized text), include the following:

•	Cash dividends are paid on unvested shares as a form of additional compensation and are paid in your regular paycheck.

•	Vesting of unvested shares is accelerated in the event of a termination of the employee’s employment by us without Cause (as defined in the Equity Incentive Plan, except that for you for grants made during the Employment Term (including, for all purposes hereto, without limitation, any grant made in or around February 2024 in respect of 2023 service) the definition of Cause shall be modified, or deemed modified, by the “Cause Provisos” as defined below) or by reason of death or disability (as defined in the award agreement).

•	Unvested shares are forfeited in the event the employee voluntarily separates from AvalonBay for any reason (except that for you for grants made during the Employment Term (including, for all purposes hereto, without limitation, any grant made in or around February 2024 in respect of 2023 service) the vesting of your unvested shares shall accelerate if you terminate your employment from AvalonBay with “Good Reason” as defined below) or is terminated with Cause (as defined in the Equity Incentive Plan, except that for you for grants made during the Employment Term the definition of Cause shall be modified, or deemed modified, by the Cause Provisos).

(d)           Multiyear Performance-Based Awards. Our multiyear performance based restricted stock unit awards consist of forward-looking performance awards that have measurement periods of three years. Performance awards are awarded to officers in mid-February each year. Your 2021 performance award will be for the January 1, 2021 — December 31, 2023 performance cycle and will have a target dollar value of $3,750,000 (with no proration for 2021 if your Start Date is on or before February 1, 2021). Approximately 50% of the target performance award is tied to total shareholder return (TSR) metrics and the remaining 50% is tied to operating metrics (OP) as described below. To determine the target number of units, 100% of the target dollar value will be divided by the average closing stock price over the 20 trading days preceding the first day of the performance period.

If you remain employed by the Company at the end of a three-year performance cycle, the number of performance units you earn may be larger or smaller than the target number depending on the Company’s performance against the metrics set forth in the performance award. Performance award metrics include total shareholder return compared to relative targets (e.g., the NAREIT Equity Index and the NAREIT Apartment Index) as well as operating performance metrics, such as the Company’s relative Core FFO/share compounded annual growth, Net Debt/EBITDA and Net Asset Value/share compounded annual growth rate versus a stated multifamily peer group. Your number of earned units will be determined by the Compensation Committee after the completion of the performance cycle (usually at a meeting held in February of the following year) and your earned units will be settled (i.e., converted) into fully vested shares of AvalonBay common stock on or about that time. In addition, at the time the units are settled in vested shares of stock you will be paid, as additional compensation, cash equal to the cumulative dividends that were paid on that number of shares of stock between the original grant date of the performance award and its settlement following the end of the performance period (customarily 12 quarterly dividends). Performance awards are subject to the terms of our performance award agreements as in effect at the time and our Equity Incentive Plan. Except in the case of a Sale Event as described in clause (iii) of this paragraph below, the earned units under the award are settled (i.e., converted into shares), and taxable benefits under the award are paid or provided, during the calendar year following the end of the performance period and within the time stated in the award agreement.

The performance award you will receive will contain our current standard terms for performance awards (modified for you for performance awards you receive during the Employment Term as indicated below in italicized text), including

(i)	that the entire award is forfeited if (x) your employment terminates for any reason prior to the completion of the first year of a performance period or (y) terminates thereafter for any reason other than a “Qualifying Termination”; “Qualifying Termination” means a termination due to death, disability (as defined by the award agreement), termination by us without Cause (including the Cause Provisos), qualifying retirement (as defined by the award agreement), or, termination of employment by you for Good Reason), and

(ii)	that if your employment terminates after the first year of a performance period in a Qualifying Termination you will vest in a portion of the target units, based on the number of days served during the three-year performance period in relation to the total number of days in the performance period, and, when the performance period thereafter ends, you shall earn a pro rata portion of the units you otherwise would have earned (which could be more or less than the pro rata target units you vested in) had your employment continued through the end of the performance period, and all shares issued to you at the completion of the performance period will be fully vested and paid together with a cash payment equal to the cumulative cash dividends thereon during the period from the original grant date of the performance award through the settlement date of the award, and

(iii)	if a Sale Event (as defined below) occurs, then outstanding performance awards vest at their target number of units and are settled (i.e., converted) into one unrestricted share of AvalonBay common stock for each unit so vested, and the Company shall also pay an amount of cash equal to the dividends that would have been payable on such number of shares during the Performance Period up until the date of the Sale Event.

(e)           Medical and Disability Insurance. During the Employment Term, the Company shall provide to Executive and Executive’s immediate family a comprehensive policy of health insurance in accordance with the Company’s general practice applicable to officers (including payment of all or a portion of the premiums due thereon) and shall provide to Executive a disability policy and life insurance policy in accordance with the Company's general practice applicable to officers (including payment of all or a portion of the premiums due thereon), in each case subject to the terms of such policies.

You will also be eligible to participate in AvalonBay’s officer-level term life insurance program, subject to the terms of such program; this program may provide you term life insurance with a value $750,000. If you participate in the program, you will be responsible for paying the tax on the annual premium value of this life insurance coverage. A health exam may be required for this insurance program. If you participate in the officer-level term life insurance program, such insurance will be in addition to the general life insurance program for associates, which for you at present would provide life insurance coverage of $400,000 (two times base salary but no more than $400,000).

(f)           Vacations. In place of any Company policy applicable to non-officers, you may take reasonable vacation time in your discretion subject to the fulfillment of your duties, and at the end of your employment you will be paid in lieu of accrued vacation a vacation balance of 80 hours.

(g)           Office/Secretary. During the Employment Term, Executive shall be entitled to secretarial services and a private office commensurate with his title and duties.

(h)          Sign-on Awards. You will receive the following additional one-time awards in connection with the commencement of your employment with the Company:

1.	A cash payment of $1,500,000, to be paid promptly after your Start Date.

2.	A restricted stock grant to be awarded on the first business day of the month following your Start Date (or on February 1, 2021, if that is your Start Date), with the number of shares determined by dividing (x) $4,500,000 by (y) the average closing stock price over the last 20 trading days of 2020. These restricted shares will vest in three equal installments on the first three anniversaries of the grant date and will otherwise contain the standard restricted stock agreement terms as modified for you during the Employment Term and described above in Section 3(c).

3.	A multiyear performance award for the period January 1, 2020 to December 31, 2022, with 17,813 target units, which number of target units was determined by dividing $3,750,000 by $210.5235 (the average closing price of AvalonBay stock over the 20 trading days preceding January 1, 2020, which is also the price used for determining the number of target units for all other officers). This award will have the same terms as for other officers, which are summarized above, and for purposes of vesting will be deemed to have been awarded to you on the original grant date for other officers in February 2020 so that for a Qualifying Termination at any time after your Start Date you will vest in a portion of such award as described in clause (ii) of the third paragraph of Section 3(d).

We note that the awards described in numbered paragraph 1 and 2 immediately above are being provided by us on account of (I) unvested equity with your prior employer that otherwise would have vested in the first half of 2021 but that will be forfeited instead, (II) a cash bonus with your prior employer for 2020 that you will fail to earn, and (III) the lack of a multiyear performance award held by you maturing at the end of 2021 with either your prior employer or AvalonBay. If these assumptions are wrong (e.g., your unvested equity does vest or you are paid a cash bonus by your prior employer for 2020) then an adjustment to these one-time awards will be made that is reasonably acceptable to you and the Company, is approved by our Compensation Committee, and is designed to result in the sum of the awards from us and your prior employer being approximately equal to the target award date values of the sign-on awards described in numbered paragraphs 1 and 2.

(i)            Terms of other Equity Awards. If, during the Employment Term, you receive other forms of equity awards than those described above, such as employee stock options, and those other awards provide for accelerated vesting of the award upon a termination without Cause, then (i) the definition of Cause therein shall contain, or be modified by, the Cause Provisos, as defined above, and (ii) if you terminate your employment from the Company with “Good Reason” the vesting of the award shall similarly accelerate.

4.              Expenses/Indemnification.

(a)           During the Employment Term, the Company shall reimburse Executive for the reasonable business expenses incurred by Executive in the course of performing his duties for the Company hereunder, upon submission of invoices, vouchers or other appropriate documentation, as may be required in accordance with the policies in effect from time to time for executive employees of the Company. The Company shall reimburse Executive for all reasonable attorneys’ fees and expenses incurred by Executive in connection with the review and negotiation of this Agreement and related arrangements, including equity award agreements, up to a maximum of $20,000 upon presentation to the Company of documentation of the fees and expenses.

(b)           During the Employment Term, and thereinafter as regards events occurring during the Employment Term, the Company will indemnify you to the full extent permitted under its bylaws as of this date, regardless of any future amendment to the bylaws during the Employment Term, but subject to changes in Maryland law whether expanding or limiting rights to such indemnification. For convenience, the relevant portions of the Company’s bylaws as of this date are provided immediately below:

“7.01        INDEMNIFICATION TO THE EXTENT PERMITTED BY LAW. The Corporation shall indemnify, to the full extent authorized or permitted by Maryland statutory or decisional law or any other applicable law, any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact he, his testator or intestate is or was a Director or officer of the Corporation or any predecessor of the Corporation, or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director or officer of, or in any other capacity with respect to, any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (an “Indemnified Person”), including the advancement of expenses under procedures provided under such law; provided, however, that no indemnification shall be provided for expenses relating to any willful or grossly negligent failure to make disclosures required by the next to last sentence of Sections 2.02 or 4.03 hereof as applied to Directors and officers respectively [the referenced sections of the bylaws relate to disclosure by a director or officer of an interest in an investment opportunity presented to the Company within 10 days after the later of becoming aware of the interest or that the Company is considering such investment opportunity]. The Corporation shall indemnify any Indemnified Person’s spouse (whether by statute or at common law and without regard to the location of the governing jurisdiction) and children to the same extent and subject to the same limitations applicable to any Indemnified Person hereunder for claims arising out of the status of such person as a spouse or child of such Indemnified Person, including claims seeking damages from marital property (including community property) or property held by such Indemnified Person and such spouse or property transferred to such spouse or child, but such indemnity shall not otherwise extend to protect the spouse or child against liabilities caused by the spouse’s or child’s own acts. The provisions of this Section 7.01 shall constitute a contract with each Indemnified Person who serves at any time while these provisions are in effect and may be modified adversely only with the consent of affected Indemnified Persons and each such Indemnified Person shall be deemed to be serving as such in reliance on these provisions.”

“7.07        RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 7.01 of this Article VII is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the MGCL [Maryland General Corporation Law] for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.”

5.            Employer’s Authority/Policies.

(a)           General. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by its Board respecting the performance of his duties and to carry out and perform lawful orders, directions and policies communicated to him consistent with his title from time to time by the Board or the CEO and, after his elevation to the CEO role, solely by the Board.

(b)           Code of Business Conduct and Ethics. Executive agrees to comply with and be bound by the Company’s Code of Business Conduct and Ethics. Executive agrees to comply with and be bound by the Company’s insider trading policies and procedures that are generally applicable to employees and/or senior officers. Executive agrees to comply with other policies of the Company including those contained in, or referenced in, the Company’s Code of Business Conduct and Ethics and the Associate Handbook.

6.            Records; Company Property. All records, manuals, financial statements and other documents and memos relating to or produced by or for the Company and that are obtained, reviewed or compiled by Executive in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Executive shall have no rights in such documents upon any termination of this Agreement. For the sake of clarity, Executive may retain any documents evidencing his terms of employment, compensation, or equity ownership without violation hereto.

7.            Termination; Severance and Related Matters.

(a)           At-Will Employment. Executive’s employment hereunder is “at will” and, therefore, may be terminated at any time, with or without Cause, at the option of the Company, subject only to the severance obligations under this Section 7. Upon any termination hereunder, the Employment Term shall terminate.

(b)           Definition of Cause. For purposes of this Section 7, the term Cause as used herein shall have the meaning set forth in the Equity Incentive Plan (with the words “the grantee” and “grantee’s” to be read as “you” and “your” when applied in this Agreement), but with the addition of the Cause Provisos as defined in this Section 7(b). For convenience, the definition of Cause as set forth in the Equity Incentive Plan is set forth in full immediately below:

“Cause” means:

(i) any material or willful breach by the grantee of any agreement to which the grantee and the Company are parties or of any published policy of the Company that is generally applicable to all employees of the Company (or to a subset of employees applicable to grantee, e.g., all officers or employees of a particular business unit), including, but not limited to, policies concerning insider trading, misuse of confidential information, sexual harassment or policies contained in the Company’s Code of Conduct or Associate Handbook as the same may be amended from time to time; the materiality or willfulness of a breach shall be determined in the sole discretion of the Company;

(ii) any act (other than retirement or other termination of employment) or omission to act by the grantee which may, as determined in the sole discretion of the Company, have a material and adverse effect on the interests of the Company or any Subsidiary or on the grantee’s ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of or indictment for any crime (other than ordinary traffic violations);~~,~~

(ii) any material misconduct or neglect of duties by the grantee in connection with the business or affairs of the Company or any Subsidiary, including without limitation due to alcohol abuse or use of controlled substances other than in accordance with a valid prescription, as determined by the Company in its sole discretion;

(iv) any willful failure, as determined by the Company in its sole discretion, to cooperate fully with a Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities whether or not related to the grantee’s employment with the Company (an “Investigation”), after being instructed by the Company (including any instruction by legal, internal audit, or human resources personnel) to cooperate, or the grantee’s willful destruction of or knowing and intentional failure to preserve documents or other material (including emails, text messages or electronic data) known by the grantee to be relevant to any investigation; or

(v) any fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company (including through the misapplication of Company property to personal use or fraudulent expense reimbursement reports);

provided, that the following shall apply in connection with and for twenty-four months following a Sale Event: (i) if any act or omission is, in the reasonable judgment of the Company, capable of cure, the grantee first shall have received written notice of the act or omission alleged to constitute Cause and shall have failed to cure after 15 days following such notice from the Company which notice shall specifically identify the act or omission which the Company believes constitutes Cause; and (ii) in the case of an officer, a dismissal of such officer for Cause must be made pursuant to a vote of the Board (after the expiration of any applicable 15 day cure period).

As used in this definition of Cause, an act or omission to act shall be considered “willful” if done, or omitted to be done, by the grantee with knowledge and intent.

The foregoing definition does not in any way limit the Company’s ability to terminate the grantee’s employment at any time, nor will it limit the Company’s ability to terminate the grantee’s employment for poor performance or for “Cause” as defined for other purposes by the Company (e.g., with respect to other severance arrangements or guidelines).

“Cause Provisos” mean the following:

(I) That in addition to the acts, failures to act, and events described in clauses (i) to (v) of the definition of Cause, an additional, independent meaning of Cause is Executive’s failure to relocate his permanent residence to within daily commuting distance of the Company’s headquarters in Arlington, VA, by August 1, 2021, or, having so relocated, if Executive subsequently moves his permanent residence outside of such daily commuting distance.

(II) That notwithstanding the foregoing definition of Cause (including the expanded definition on account of clause (I) immediately above), no termination of Executive’s employment by the Company during the Employment Term shall be treated as for Cause or be effective until and unless all of the steps described in subparagraphs (A) through (C) immediately below have been complied with:

(A)	Written notice of intention to terminate for Cause has been given by the Company within 45 days after the Board learns of the act, failure or event constituting “Cause,” which notice shall specifically identify the act, failure or event which the Company believes constitutes Cause;

(B)	If the act, failure or event cited by the Board in the notice pursuant to clause (A) immediately above is susceptible to cure, Executive shall have been afforded 30 days to cure such act, failure or event and has failed to do so to the Company’s reasonable satisfaction by the 30th day following such notice from the Company, provided, that this opportunity to cure shall not be provided if Executive previously received a notice of intention to terminate for Cause on account of the same or a similar act, failure or event and has, within the prior three months of the current notice, cured such act, failure or event;

(C)	The Board has voted, at a meeting of the Board duly called and held as to which termination of Executive is an agenda item, to terminate Executive for Cause after Executive has been given notice of the particular acts or circumstances which are the basis for the termination for Cause and has been afforded at least 20 days’ notice of the meeting and an opportunity to present his position in writing and in person (including by means of telecommunications); and

(D)	The Board has given a final “Notice of Termination” to Executive within 20 days after such Board meeting.

At the meeting of the Board referred to in subclause (C) immediately above in this clause (II) of this definition of “Cause Provisos,” Executive shall not be permitted to have his counsel present if the Company has no internal or external counsel present; if the Company does have internal or external counsel present at the meeting, then Executive may have his counsel present at the meeting, but both the counsel for the Company and the counsel for Executive will only be permitted to give “side bar” advice to their respective clients and shall not give a presentation, question attendees, or have any other speaking role. The Company shall provide Executive with timely notice of whether it intends to have its counsel present at such meeting.

(III) That any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company, and shall therefore not be considered “willful.”

(IV) Executive or the Company may, at any time after the expiration of Executive’s cure period and either prior to or up until four months after the Company gives a final Notice of Termination, commence an arbitration proceeding in accordance with Section 13 of this Agreement to determine the question of whether, taking into account the actions complained of by the Company and any efforts made by Executive to cure such actions, a termination of Executive’s employment should be treated as a termination for Cause for purposes of this Agreement.

(c)           Definition of Sale Event. For purposes of this Section 7, the term “Sale Event” shall have the meaning set forth in the Company’s Officer Severance Plan as in effect on this day, which is set forth immediately below for convenience:

Sale Event.  For purposes of this Plan, a “Sale Event” shall mean the occurrence of any one of the following events:

(a)       the sale of all or substantially all of the assets of the Company on a consolidated basis to one or more unrelated persons or entities, or

(b)       the sale or other transfer of all or substantially all of the shares of common stock of the Company to one or more unrelated persons or entities (including by way of a merger, reorganization or consolidation in which the outstanding shares of common stock of the Company are converted into or exchanged for securities of the successor entity) where the stockholders of the Company, immediately prior to such sale or other transfer, would not, immediately after such sale or transfer, beneficially own shares representing in the aggregate more than fifty percent (50%) of the voting shares of the acquirer or surviving entity (or its ultimate parent corporation, if any).  For this purpose, only voting shares of the acquirer or surviving entity (or its ultimate parent, if any) received by stockholders of the Company in exchange for the common stock of the Company shall be counted, and any voting shares of the acquirer or surviving entity (or its ultimate parent, if any) already owned by stockholders of the Company prior to the transaction shall be disregarded.

(d)           Definition of Good Reason. For purposes of this Section 7 the term “Good Reason” shall mean:

(i)	the Board’s failure to appoint you to the Board on or about your Start Date, or you are removed from the Board or not renominated for election to the Board,

(ii)	one or more of the Line Executives (or, in the event of a reorganization, officers in charge of the activities the Line Executives were in charge of before the reorganization) cease to report to you,

(iii)	you are not promoted to the position of sole Chief Executive Officer by March 31, 2022 (with the Line Executives and the Chief Financial Officer and Chief Legal Officer or equivalents thereafter reporting to you), and with all duties and responsibilities commensurate with the title,

(iv)	a material adverse change occurs in your functions, duties, reporting line, or responsibilities which would meaningfully reduce the level, importance or scope of your position, it being understood that it shall constitute a material adverse change in Executive’s position within the meaning of this provision if Executive is, following a transaction in which the Company is a participant, no longer the chief executive officer of the successor entity,

(v)	your rate of annual base salary is reduced, your rate of annual target cash bonus is reduced, or your overall Total Target Compensation is reduced, in each case below the level described in the first paragraph of Section 3 above, or there occurs another material breach by the Company of your employment agreement or of any other agreement referred to herein with respect to terms in such agreement which are provided for in this Agreement; for clarity, it is noted that the actual cash bonus and total compensation in respect of any year may be more or less than the target cash bonus or total target compensation for the year, respectively, depending on the performance of the Company, Executive and performance against business unit metrics, and that earning less than target cash bonus or less than target total compensation shall not be a Good Reason for Executive to terminate this Agreement if the compensation was determined by the Compensation Committee in good faith after evaluating achievement against relevant goals, metrics and performance, or

(vi)	the failure of the Company to obtain an agreement, satisfactory to Executive, from any successor or assign of the Company, to assume and agree to perform this Agreement, as contemplated in Section 10 of this Agreement;

provided, that (x) you notify the Company within 45 days after you learn of an act, failure or event constituting "Good Reason," which notice shall specifically identify the act, failure or event which you believe constitutes Good Reason, (y) the Company fails to cure such act, failure or event to Executive’s reasonable satisfaction by the 30th day following such notice from Executive (except that the Company shall not have an opportunity to cure if Executive previously gave notice to the Company of the same or a similar act, failure or event and the Company cured such act, failure or event within the three months prior to the current notice), and (z) you give a final Notice of Termination delivered to the Company within 30 days after the expiration of the Company’s 30 day cure period and separate from employment immediately thereafter.

Executive or the Company may, at any time after the expiration of the Company’s cure period and either prior to or up until four months after Executive gives a final Notice of Termination, commence an arbitration proceeding in accordance with Section 13 of this Agreement to determine the question of whether, taking into account the actions complained of by Executive and any efforts made by the Company to cure such actions, a termination by Executive of his employment should be treated as a termination for Good Reason for purposes of this Agreement.

(e)           Definition of Covered Compensation. "Covered Compensation” means the sum of Executive’s base salary and target cash bonus, each as of the time that the definition of Covered Compensation is being used for purposes of a calculation, and in each case prior to any reduction of each, if any, which provided the underlying factual predicate for a claim of Good Reason.

(f)            Definition of Pro Rata Annual Bonus Compensation. “Pro Rata Annual Bonus Compensation” means a pro rata amount (based on the number of days Executive served during the calendar year of termination of employment divided by 365 days (or 366 for a leap year)) of the sum of Executive’s target Annual Cash Bonus and target Annual Restricted Stock Bonus, each as in effect with respect to the year of termination of employment, and in each case prior to any reduction of each, if any, which provided the underlying factual predicate for a claim of Good Reason, with the resulting dollar amount paid fully in cash (i.e., no restricted or vested shares on account of the Annual Restricted Stock Bonus are paid or delivered).

(g)           Definition of Disability. “Disability” has the meaning set forth in the Company’s standard form of restricted stock agreement, which for convenience is set forth below (with the word “Employee’s” to be read as “Executive’s” when applied in this Agreement):

“Disability” shall mean the Employee’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Committee in good faith in its sole discretion.

(h)           Rights Upon Termination.

(i)        Payment of Base Salary Earned Through Date of Termination. Upon any termination of Executive’s employment during the Employment Term, Executive, or his estate, shall in all events be paid all accrued but unpaid Base Salary and the 80 hours vacation balance referred to in Section 3(f).

(ii)       Payment of Pro Rata Annual Bonus Compensation for Current Year; Payment of Bonuses for Prior Year (if not previously paid). Executive shall be paid Pro Rata Annual Bonus Compensation upon termination of Executive’s employment before the expiration of the Employment Term for any one of the following reasons, subject to Executive (or his estate) first signing a Release (as defined below) and it becoming effective upon the lapse of any legally required revocation period:

(I) Death

(II) Disability

(III) Termination by the Company without Cause

(IV) Termination by Executive with Good Reason

No Pro Rata Annual Bonus Compensation will be paid if Executive’s Employment is terminated by the Company for Cause or by Executive without Good Reason.

In addition, if, as of the date of termination of employment for one of the reasons in clauses (I), (II), (III) or (IV) immediately above in this Section 7(h)(ii), the annual cash bonus and the annual restricted stock bonus for the prior completed calendar year have not yet been paid (e.g., the termination of employment occurs on or after January 1 of the relevant year but before annual bonuses for the prior year are determined and paid or delivered in mid- to late-February), then the annual cash bonus and the annual restricted stock bonus (paid in cash based on the determined dollar value of the restricted stock bonus) shall be paid to Executive when such compensation is determined and paid to other officers of the Company in the ordinary course; such annual cash bonus and the dollar value of such annual restricted stock bonus shall be determined using the Compensation Committee’s assessment in its sole discretion of the achievement of corporate metrics and business unit metrics but using target achievement for Executive’s individual performance. The provisions of this paragraph will apply with respect to the annual cash and restricted stock bonuses earned in respect of service during and for the completed years of 2021, 2022 and (even if the date of termination of employment is after the expiration in 2024 of the Employment Term) 2023. For the sake of clarity, if Executive’s employment does not terminate, but continues at-will, any annual cash and restricted stock bonuses earned in respect of service for 2023 shall be paid or granted to Executive, as the case may be, in accordance with the terms stated in Sections 3(b) and 3(c), respectively. Notwithstanding the above, payment on account of the prior completed year cash and restricted stock bonuses as described in this paragraph will not be paid if Executive’s employment was terminated before such payment for Cause or by Executive without Good Reason.

(iii)      Vesting of Restricted Stock. Executive’s unvested restricted stock shall vest upon a termination of Executive’s employment before the expiration of the Employment Term (and after the Employment Term with respect to grants of restricted stock made during the Employment Term which shall include, for the sake of clarity, any grants made in 2024 in respect of service for 2023) for any one of the following reasons, subject to Executive (or his estate) first signing a Release and it becoming effective upon the lapse of any legally required revocation period:

(I) Death

(II) Disability

(III) Termination by the Company without Cause

(IV) Termination by Executive with Good Reason

Unvested shares of restricted stock shall be forfeited upon a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason.

(iv)      Pro Rata Vesting of Multiyear Performance Awards. Executive’s multiyear performance awards will be treated as described above in Sections 3(d) and the last sentence of Section 3(h)(3) (including forfeiture in full in some circumstances and potential pro rata vesting with future settlement based on actual results in some circumstances) upon a termination of Executive’s employment before the expiration of the Employment Term (or after the Employment Term with respect to performance awards awarded during the Employment Term) for any one of the following reasons, subject to Executive (or his estate) first signing a Release and it becoming effective upon the lapse of any legally required revocation period:

(I) Death

(II) Disability

(III) Termination by the Company without Cause

(IV) Termination by Executive with Good Reason

Multiyear performance awards shall be forfeited in full upon a termination by the Company for Cause or by Executive without Good Reason.

(v)      COBRA Subsidy. The Company shall, subject to Executive (or his estate) entering into a Release (and it becoming effective upon the lapse of any legally required revocation period) and if Executive (or his family) properly elects to continue health coverage under Company’s medical plan in accordance with the continuation requirements of COBRA, subsidize 100% of the cost of said coverage for six months beginning on the first day of the month following Executive's last day of employment upon a termination of Executive’s employment before the expiration of the Employment Term for any one of the following reasons:

(I) Death

(II) Disability

(III) Termination by the Company without Cause

(IV) Termination by Executive with Good Reason

Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at his own expense. Notwithstanding the above, in the event that Executive’s employment is terminated in a manner satisfying the conditions of Section 7(h)(vi)(II) relating to a Sale Event, the subsidy cited above shall be for 18 months rather than six months.

The COBRA Subsidy shall not be provided for a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason.

(vi)   Covered Compensation (Severance).

(I) Non-Sale Event. In the event the Company or any successor to the Company terminates Executive’s employment without Cause before the expiration of the Employment Term, or if Executive terminates his employment for Good Reason before the expiration of the Employment Term, in either case not in connection with a Sale Event and not within twenty-four (24) months following a Sale Event, and subject to Executive first entering into a Release and it becoming effective upon the lapse of any legally required revocation period, the Company shall pay to Executive, in one lump sum no later than the Company’s next regular payroll period after the effective date of the Release, an amount equal to two times Executive’s Covered Compensation.

(II) Sale Event. In the event the Company or any successor to the Company terminates Executive’s employment without Cause before the expiration of the Employment Term, or if Executive terminates his employment for Good Reason before the expiration of the Employment Term, in either case in connection with or within twenty-four (24) months following a Sale Event that occurred during the Employment Term, and subject to Executive first entering into a Release and it becoming effective upon the lapse of any legally required revocation period, the Company shall pay to Executive, in one lump sum no later than the Company’s next regular payroll period after the effective date of the Release, an amount equal to three times Executive’s Covered Compensation.

(vii)  Termination for Cause; Termination by Executive Without Good Reason. For clarification it is noted that, in the event Executive’s employment terminates during the Employment Term other than in connection with death, Disability, termination by the Company without Cause, or termination by Executive with Good Reason, Executive shall receive the amounts set forth in Section 7(h)(i) in full satisfaction of all of his entitlements from the Company related to termination of employment (but without limiting Executive’s rights under any Company benefits plans he is participating in). All equity-based awards not vested as of the date of termination in either such event shall terminate (unless otherwise provided in the applicable award agreement) and Executive shall have no further entitlements with respect thereto.

(viii)   Clarification Regarding Equity Award Agreements. The restricted stock agreements and the multiyear performance award agreements (the “Equity Award Agreements”) that Executive may receive electronically or otherwise may contain language regarding the effect of a termination of Executive's employment under certain circumstances. Notwithstanding the definition of “Cause” which may appear in the Equity Award Agreements, for any awards granted during the Employment Term (X) any “for Cause” termination must be in compliance with the terms of this Agreement, including the definition of “Cause” as modified by the Cause Provisos as set forth herein, and (Y) a termination by Executive for Good Reason as defined hereunder would be the equivalent of a termination by the Company without Cause.

(ix)    Limitations on Payments (Net-Best Provision for Change in Control Golden Parachute Payments). Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(I) If the Severance Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(II) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. In such event, the payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; and (D) non-cash form of benefits. To the extent any payment is to be made over time, then the payment shall be reduced in reverse chronological order.

For the purposes of this Section 7(h)(ix), “Threshold Amount” shall mean three (3) times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, or any interest or penalties incurred by Executive with respect to such excise tax.

The determination as to which of the alternative provisions of alternative (I) or (II) above in this Section 7(h)(ix) shall apply to Executive shall be made by such nationally recognized accounting firm as may at that time be the Company’s independent public accountants immediately prior to the Sale Event (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the date of termination of Executive’s employment, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of this Section 7(h)(ix) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination of his employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

(i)            Definition of Release. As used herein, the term “Release” means a written agreement between Executive and the Company, in such form as the Company may reasonably require, entered into and effective (including through the lapse of any revocation period) within 30 days of Executive’s termination date, providing as follows:

•	Executive provides a full release of any actual or potential claim against the Company and its current and former directors, officers, associates, agents and affiliates, under any applicable law and theory of claim, to the maximum extent permitted by law, other than claims for indemnification pursuant to this Agreement, which are expressly reserved;

•	Executive agrees to provide reasonable cooperation with respect to investigation and litigation matters (and the Company agrees to reimburse Executive for out-of-pocket expenses and compensate Executive for time spent providing such cooperation as provided for in the “Reference Releases” as defined below);

•	Executive acknowledges and agrees to return all Company property and not use any Company property or proprietary information, and to maintain the confidentiality of Company information, subject to various exceptions required by law;

•	Executive agrees not to take any action or make any statement, written or oral, which disparages or criticizes the Company or its officers, directors, agents, or management and business practices, or which disrupts or impairs the Company’s normal operations, and the Company agrees to instruct its directors and executive officers not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices, subject in each case to reasonable exceptions set forth in the agreement; and

•	Executive acknowledges and agrees to any non-compete terms or non-solicitation terms that apply pursuant to the terms of this Agreement (but no additional restrictions pertaining to non-competition or non-solicitation).

The above is just a summary of the terms of the Release, which will be substantially similar to the provisions in Retirement Agreements for executive officers entered into in 2019 that the Company filed as Exhibits 10.20 and 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Reference Releases”), except that provisions relating to non-competition and non-solicitation of employees will be in accordance with the terms of this Agreement.

(j)            No Mitigation. The Company agrees that, if Executive’s employment by the Company is terminated before the expiration of the Employment Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company hereunder. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, or by retirement benefits.

(k)           Nature of Payments. The amounts due under this Section 7 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. Such amounts are in full satisfaction of all claims Executive may have in respect of his employment by the Company or its affiliates and are provided as the sole and exclusive benefits to be provided to Executive, his estate, or his beneficiaries in respect of his termination of employment from the Company or its affiliates, subject to Executive’s on-going rights of indemnification and rights under various benefit plans.

(l)            409A Provisions.

(i)            Payments required under this Section 7 (except for payments by their terms which require the occurrence of further events, such as the settlement of performance units that have vested) will be made as soon as reasonably practicable, as determined by the Company, after the effectiveness of a Release meeting the form and time limits described in the definition of such term, but in all events by March 15 of the calendar year following the date of termination.

(ii)           Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) the first day of the 7th month following termination of employment, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(iii)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(iv)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(v)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(m)          Resignations upon Termination of Employment. Upon Executive’s termination of employment for any reason, Executive shall be deemed to have (i) resigned as of such date as an officer of the Company and, to the extent applicable, as an officer or director of all subsidiaries of the Company, and (ii) tendered (i.e., offered) his resignation from the Board, which resignation the Board may accept or reject in its sole discretion.

8.            Non-Competition; Non-Solicitation; Specific Enforcement.

(a)           Non-Competition. Because Executive’s services to the Company are special and because Executive has access to the Company’s confidential information, Executive covenants and agrees that, during the Employment Term and, if Executive terminates his employment without Good Reason before the expiration of the Employment Term, then for one additional year following the Employment Term, Executive shall not, without the prior written consent of the Company, which may be withheld in its sole discretion, engage in executive, managerial, directorial, administrative, strategic, business development or supervisory responsibility for any Competing Entity. The term “Competing Entity” means an entity for whom either (i) 50% or more of the assets that it has an interest in, in the United States, either directly or indirectly and in whole or in part, and valued at gross fair market value without any reduction for debt or the equity interests of third parties, are attributable to “multifamily residential rental assets” or (ii) 50% or more of the net operating income (calculated in the manner that AvalonBay calculates net operating income) of the assets that it has an interest in, in the United States, either directly or indirectly and in whole or in part, is attributable to “multifamily residential real estate”. As used in this Section 8(a), “multifamily residential real estate” means a real property asset for which at least 70% of the net operating income is on account of residential units.

(b)           Non-Solicitation. For so long as Executive remains employed by the Company (or any successor thereto) and, if Executive's employment terminates (for any reason) before the expiration of the Employment Term, then for two additional years after the Employment Term, Executive shall not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit (or advise the solicitation of) for employment with or on behalf of any corporation, partnership, venture or other business entity, any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates. General or industry advertisements or web postings shall not be considered “solicitation” even if a Company employee responds to the advertisement. For the avoidance of doubt, prohibited solicitation includes, without limitation, (i) phone calls, emails or letters to AvalonBay officers or associates, (ii) directions to others recommending the solicitation or hire of AvalonBay officers or associates, and (iii) having any involvement in the solicitation or hire of an AvalonBay officer or associates regardless of which party initially expressed interest in employment.

(c)           Specific Enforcement. Executive and the Company agree that the restrictions, prohibitions and other provisions of this Section 8 are reasonable, fair and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement. Should a decision be made by a court of competent jurisdiction that the character, duration or geographical scope of the provisions of this Section 8 is unreasonable, the parties intend and agree that this Agreement shall be construed by the court in such a manner as to impose all of those restrictions on Executive’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. The Company and Executive further agree that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of this Agreement or if Executive, without the prior consent of the Board, shall take any action in violation of this Section 8, the Company will suffer irreparable harm for which there is no adequate remedy at law. Accordingly, Executive hereby consents to the entry of a temporary restraining order or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof. Any proceeding or action seeking equitable relief for violation of this Section 8 must be commenced in the federal or state courts, in either case in Virginia. Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of and venue in such courts.

9.            Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand or by nationally recognized overnight courier and addressed, (a) if to the Company, at 4040 Wilson Blvd, Arlington VA 22203, Attention: Chief Executive Officer, provided that if at the time of notice Executive is the Chief Executive Officer he shall send the notice to the Board’s Lead Independent Director at the address of record in the Company’s books for such person (in either case with a second copy, sent by the same means and to the Company’s address, Attention: General Counsel), and (b) if to Executive at the address set forth in the Company’s records (or to such other address as may be provided by notice) with a copy, that will not constitute notice, to Steven Eckhaus at McDermott Will & Emery, 340 Madison Avenue, New York, New York 10173. In addition to written notice as provided in the prior sentence, notice shall also be delivered by email to the email address for each such person in the Company’s records. Notice shall be deemed received the next business day after delivery by overnight courier.

10.          Miscellaneous: Entire Agreement; Assignment; Headings; Construction

(a)           This Agreement, together with any Equity Award Agreements now or hereafter in effect, constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings, including, without limitation, any plan or agreement providing benefits in the nature of severance, but excluding benefits provided under other Company plans or agreements, except to the extent this Agreement provides greater rights than are provided under such other plans or agreements.

(b)           This Agreement may not be assigned by Executive without the prior written consent of the Company, and may only be assigned by the Company in connection with a Sale Event, and shall be binding upon, and inure to the benefit of, the Company’s successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)           Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

(d)           Executive and Company each acknowledge that each was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor of or against either party hereto because one is deemed to be the author thereof.

11.          Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

12.          Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.          Resolution of Disputes.

(a)           Procedures and Scope of Arbitration. Except for any controversy or claim seeking equitable relief pursuant to Section 8 of this Agreement, all controversies and claims arising under or in connection with this Agreement or relating to the interpretation, breach or enforcement thereof and all other disputes between the parties, shall be resolved by expedited, binding arbitration, to be held in Metropolitan D.C. in accordance with the applicable rules of the American Arbitration Association governing employment disputes (the "National Rules"). In any proceeding relating to the amount owed to Executive in connection with his termination of employment, it is the contemplation of the parties that the only remedy that the arbitrator may award in such a proceeding is an amount equal to the termination payments, if any, required to be provided under the applicable provisions of Section 7 hereof, to the extent not previously paid, plus the costs of arbitration and Executive’s reasonable attorneys’ fees and expenses as provided below. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b)          Attorneys’ Fees.

(i)                Reimbursement After Executive Prevails. Except as otherwise provided in this paragraph, each party shall pay the cost of his or its own legal fees and expenses incurred in connection with an arbitration proceeding. Provided that Executive is the prevailing party in such proceeding, all of his reasonable attorneys’ fees and expenses incurred in pursuing or defending such proceeding (subject to the next sentence) shall be promptly reimbursed to Executive by the Company within five days of the entry of the award. Any award of reasonable attorneys' fees shall take into account any offer of settlement made by the Company, such that an award of attorneys' fees to Executive may be limited or eliminated to the extent that the final decision in favor of Executive does not represent a material increase in value over the offer that was made by the Company during the course of such proceeding. However, any elimination or limitation on attorneys’ fees shall only apply to those attorneys’ fees incurred after the offer by the Company.

(ii)               Reimbursement in Actions to Stay, Enjoin or Collect. In any case where the Company or any other person seeks to stay or enjoin the commencement or continuation of an arbitration proceeding, whether before or after an award has been made, or where Executive seeks recovery of amounts due after an award has been made, or where the Company brings any proceeding challenging or contesting the award, all of Executive’s reasonable attorneys’ fees and expenses incurred in connection therewith shall be promptly reimbursed by the Company to Executive, within five days of presentation of an itemized request for reimbursement, regardless of whether Executive prevails, regardless of the forum in which such proceeding is brought, and regardless of whether a Sale Event has occurred.

(iii)              Reimbursement After a Sale Event. Without limiting the foregoing, solely in a proceeding commenced by the Company or by Executive after a Sale Event has occurred, the Company shall advance to Executive, within five days of presentation of an itemized request for reimbursement, all of Executive’s legal fees and expenses incurred in connection therewith, regardless of the forum in which such proceeding was commenced, subject to delivery of an undertaking by Executive to reimburse the Company for such advance if he does not prevail in such proceeding (unless such fees are to be reimbursed regardless of whether Executive prevails as provided in clause (ii) above).

14.          Survivorship. The provisions of Sections 4(b), 6, 7, 8(a) and (b) (but only with respect to restrictions first triggered before the expiration of the Employment Term), 8(c), 9, 10, 13, 19, 21 and this Section 14 of this Agreement shall survive Executive’s termination of employment. Other provisions of this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of each party’s respective rights and obligations. For the avoidance of doubt, neither Section 8(a) nor 8(b) shall apply in the event that Executive’s employment terminates upon or after the expiration of the Employment Term; provided however, a non-competition agreement or a non-solicitation agreement may apply to a termination of employment after the expiration of the Employment Term pursuant to other agreements, such as Equity Award Agreements.

15.          Board Action. Where an action called for under this Agreement is required to be taken by the Board of Directors, such action shall be taken by the vote of not less than a majority of the members then in office and authorized to vote on the matter (or by a vote of not less than a majority of the independent Board members authorized to vote on the matter).

16.          No Conflicts with Prior Employers. You represent that you are able to enter into this Agreement and carry out the work that it involves as of the Start Date without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

17.          Conditions to Employment. As with all of our offers of employment, this Agreement will become null and void with no further obligation on our part if you are not able to timely provide to us satisfactory proof of your identity and of your legal authorization to work in the United States, e.g. passport, driver’s license. If you fail to submit this proof, federal law prohibits us from hiring you.

18.          Future Changes to Plans. As you know, in the ordinary course of business, pay and benefit plans and employment policies and practices continue to evolve as business needs and laws change. To the extent that it becomes necessary or desirable for the Company to change any of the plans in which you participate or its employment policies and practices, such changes will immediately apply to you as well so long as such changes don’t affect your compensation (including compensation upon termination) as herein provided and are applied to all similarly situated participants in the plans, policies, or practices.

19.          Withholding. All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements. Executive shall not receive any gross up or reimbursement on any taxable amounts payable herein except as provided with respect to relocation benefits as provided in Appendix A hereto.

20.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

21.          Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Maryland.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written or described above.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Timothy J. Naughton
	By:	Timothy J. Naughton
	Title:	Chairman and Chief Executive Officer
	Date:	December 3, 2020

/s/ Benjamin W. Schall
Benjamin W. Schall
Date: December 4, 2020